Exhibit 99.1

PEABODY ENERGY News Release

CONTACT: Vic Svec (314) 342-7768
FOR IMMEDIATE RELEASE
Oct. 20, 2009
PEABODY ENERGY ANNOUNCES RESULTS
FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2009
•	Third quarter EBITDA totals $341.1 million

•	Income from continuing operations totals $113.2 million or $0.41 per share; Adjusted EPS totals $0.49 per share

•	Operating cash flows reach record $428.6 million

•	2009 earnings targets raised; EBITDA targets lifted to $1.2 to $1.3 billion

•	Targeting 2010 Australia volumes 15 percent above 2009 and doubling of metallurgical/thermal exports over five years
ST. LOUIS, Oct. 20 — Peabody Energy (NYSE: BTU) today reported third quarter revenues of $1.67 billion on sales of 63.5 million tons, leading to EBITDA totaling $341.1 million. Income from continuing operations, including the non-cash expense from currency-driven remeasurement of foreign income taxes, was $113.2 million with related earnings per share of $0.41. Adjusted income from continuing operations, excluding the tax remeasurement expense, totaled $135.5 million with adjusted earnings per share of $0.49.
     “Peabody’s results this quarter spotlight the tremendous strength and differentiation of our platform,” said Peabody Energy Chairman and Chief Executive Officer Gregory H. Boyce. “In these challenging markets and economic times, Peabody expanded U.S. margins and shipped record metallurgical coal volumes. To enhance our growth, we intend to double our exports of Australian metallurgical and thermal coal over the next five years to serve the fast-growing Asian markets.”
RESULTS FROM CONTINUING OPERATIONS
     Third quarter 2009 sales volumes totaled 63.5 million tons, compared with 65.6 million tons in the prior year period. U.S. sales reflect planned Powder River Basin (PRB) reductions. Australia sales of 6.5 million tons were 30 percent above the second quarter due to higher seaborne thermal volumes and record metallurgical coal shipments. Australian metallurgical coal exports were 2.7 million tons, nearly triple the pace of the first half of 2009.
     Third quarter revenues totaled $1.67 billion compared with $1.34 billion for the second quarter of 2009 and $1.89 billion in the year-ago quarter. U.S. revenues per ton increased 11 percent over the third quarter of last year due to higher realized prices in both the Midwestern and Western regions. Peabody’s third quarter realized revenues for Australia averaged $82 per ton, including $125 per ton for seaborne metallurgical coal and $72 per ton for seaborne thermal coal. Compared with the second quarter of 2009, Australian realized prices increased 33 percent due to a larger mix of seaborne metallurgical coal. Third quarter 2009’s Australian revenues per ton were below year-ago levels due to lower annual pricing for seaborne coal contracts that began April 1.
     EBITDA totaled $341.1 million for the quarter and $992.7 million year to date. Prior year results included EBITDA of $613.8 million for the quarter and $1.34 billion year to date, reflecting record prices for seaborne metallurgical and thermal coal products signed in 2008.
     Tax expense for the quarter was $57 million, including the impact of a $22.3 million increase from the remeasurement of foreign tax liabilities due to an 8.5 percent increase in the Australian dollar versus the U.S. dollar. For the second quarter, tax expense was $78.4 million, reflecting a $47.7 million impact from the remeasurement of foreign tax liabilities.
     Including the remeasurement of foreign income taxes, third quarter 2009 income from continuing operations totaled $113.2 million, or $0.41 per share, with net income of $106.8 million, or $0.40 per share. Excluding the remeasurement, adjusted income from continuing operations totaled $135.5 million with adjusted earnings per share of $0.49.
     “Peabody’s cost containment programs are delivering results, and we are exercising tight capital discipline and reducing inventories,” said Peabody Energy Executive Vice President and Chief Financial Officer Michael C. Crews. “Our record $429 million in quarterly operating cash flows further strengthened the balance sheet, raising cash to nearly $800 million and expanding our liquidity to $2.3 billion.”
GLOBAL COAL MARKETS AND PEABODY’S POSITION
International Markets
     The Pacific markets continue to strengthen, led by China’s and India’s demand for seaborne met and thermal coals that has driven spot prices above the April 1 benchmarks. The forward curves also suggest strong price appreciation over the next several years.
     “Peabody is very well positioned with access to the fastest-growing markets globally, where we see shortages of metallurgical coal and growing strength in the Pacific thermal markets,” said Peabody President and Chief Commercial Officer Richard A. Navarre. “We have recently opened a new Asian trading hub in Singapore, established a new business center in Indonesia, and plan to further expand our international investments.”
     Global economies are improving with 2009 GDP expectations revised upward and 2010 economic forecasts of 3 percent expansion. Countries in the Pacific lead those in the West, due in part to China’s rapid stimulus package implementation.

•	Global steel production increased each month throughout the third quarter. Rising steel production in China and India are driving higher metallurgical coal demand;

•	China’s net imports of metallurgical coal reached 21 million tonnes through August, more than 10 times last year’s pace. Australia is now the leading supplier of met coal to China with 14.5 million tonnes year to date versus only 1.1 million tonnes last year;

•	Spot prices for high-quality, hard coking coal have exceeded $160 per tonne, compared with the April 1 benchmark of $129 per tonne;

•	Thermal coal demand in the Pacific remains strong, also due to growth in China and India;

•	Through August, China’s net imports of thermal coal totaled 38 million tonnes versus net exports of 7 million tonnes a year ago. Australia has surpassed Indonesia as the leading seaborne thermal coal exporter to China;

•	India’s coal-based generation is up 7.4 percent through August, while utility stockpiles are 15 to 20 million tonnes below target. The country is also constructing nearly 45 gigawatts of new coal-based generation that would require approximately 175 million tonnes of coal annually. India may be as much as 200 million tonnes short of its needs in just five years, positioning it as the fastest-growing coal importer;

•	The prompt price for Newcastle origin coal is above $70 per tonne, with future pricing exceeding $100 per tonne for 2013.
     To date, Peabody has committed nearly 3.3 million tons of coal for China deliveries in 2009, including more than 1.7 million tons from its Australia operations.
     Given the strong demand profiles of the Pacific, Peabody established a new Southeast Asian trading hub in Singapore during the quarter. Singapore provides a central location for the company’s expanding trading and brokerage platform with prime access to the world’s fastest-growing coal markets. The company also recently opened a representative office in Jakarta, Indonesia, the world’s largest exporter of thermal coal. In addition, Peabody continues to advance several coal development projects in China and Mongolia.
     Peabody’s 2009 Australia coal sales are expected to be 21 to 23 million tons, including 6.0 to 6.5 million tons of metallurgical coal and 9.5 to 10.0 million tons of thermal export coal. For 2010, the company has 5.5 to 7 million tons of Australia metallurgical coal unpriced and 7.5 to 8 million tons of seaborne thermal coal unpriced, primarily for deliveries over the last three quarters of 2010. More than 85 percent of the company’s expected 2011 Australian thermal and metallurgical export coal volumes remain unpriced.

U.S. Markets
     U.S. coal markets continue to await an economic and industrial recovery in electricity generation. U.S. coal generation has declined 10 percent year to date due to the recession and unseasonably cool summer weather. Temporarily low natural gas prices and lower U.S. coal exports to Europe have further reduced demand, particularly from the Eastern U.S. region. As of Sept. 30, U.S. customer coal inventories were approximately 190 million tons.
     Peabody has maintained a heavily contracted position in the United States. 2010 planned production is now essentially committed and priced. The company priced minimal volumes for 2010 in the third quarter, most of which related to scheduled price reopeners.
PROJECT UPDATE
     The company continues to exercise tight capital discipline and is lowering its 2009 capital expenditure range to $325 to $375 million. Capital investments include the Bear Run Mine under development in Indiana. Upon completion, the 8 million ton-per-year Bear Run Mine will be the largest surface mine east of the Mississippi River. Its development is supported by long-term, baseload customer contracts representing billions of dollars in long-term revenues.
     Peabody also is advancing projects that could double Australian export volumes in five years. Capacity in 2014 could grow to 12 to 15 million tons per year of seaborne metallurgical coal and 15 to 17 million tons per year of export thermal coal. Principal projects include:
•	Denham, a new open-cut mine in the permitting stage. Denham could provide 3 to 6 million tons per year of the world’s highest-quality hard coking coal and come on line by 2014;

•	Burton, a 2 to 3 million ton-per-year extension of high-quality hard coking coal capacity at the existing mine;

•	Metropolitan, which received final permits for the 1 million ton-per-year expansion of hard coking coal capacity; and

•	A 2 to 3 million ton-per-year expansion of thermal coal exports from the low-cost Wilpinjong Mine.
     Given Peabody’s investment in the New South Wales NCIG terminal and Dalrymple Bay export capability obtained in a prior acquisition, Peabody has secured sufficient capacity to accommodate the multi-year expansion of its Australian coal platform.
OUTLOOK
     Given the solid third quarter results, Peabody is raising its financial targets for 2009, including EBITDA of $1.2 to $1.3 billion. Earnings per share from continuing operations is targeted at $1.34 to $1.54 including the tax remeasurement to date, or $1.60 to $1.80 excluding the tax remeasurement effects. Given the high rate of deliveries to satisfy U.S. customer commitments, the company is targeting 2009 sales of approximately 190 million tons in the United States and 21 to 23 million tons in Australia. Total company sales are expected to be 235 to 245 million tons, including Trading and Brokerage contributions. The company’s 2009 results are subject to a number of factors including actual deliveries compared with commitments.
     “Our cost control, commercial management and high-growth market focus has validated our near- and long-term strategies and positioned us to grow our Australian volumes in 2010 and beyond, while driving margin enhancement in the United States,” said Boyce.
     For 2010, growing demand in the Pacific is driving higher Australia sales projections of 24 to 27 million tons, or 15 percent above 2009’s targets, with minimal capital required. In the United States, Peabody is targeting 2010 volumes of 185 to 195 million tons, in line with 2009’s expectations and 5 to 15 million tons lower than 2008. Peabody’s 2010 PRB volumes are expected to decline up to another 5 million tons from 2009’s estimated 138 million tons, and approximately 20 to 25 million tons below peak operating levels in late 2008.
     Peabody Energy (NYSE: BTU) is the world’s largest private-sector coal company, with 2008 sales of 255 million tons and $6.6 billion in revenues. Its coal products fuel 10 percent of all U.S. electricity generation and 2 percent of worldwide electricity.
-End-
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on numerous assumptions that the company believes are reasonable, but they are open to a wide range of uncertainties and business risks that may cause actual results to differ materially from expectations as of Oct. 20, 2009. These factors are difficult to accurately predict and may be beyond the company’s control. The company does not undertake to update its forward-looking statements. Factors that could affect the company’s results include, but are not limited to: the duration and severity of the global economic downturn and disruptions in the financial markets; ability to renew sales contracts; reductions and/or deferrals of purchases by major customers; credit and performance risks associated with customers, suppliers, trading and banks and other financial counterparties; transportation availability, performance and costs; availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; geologic, equipment and operational risks inherent to mining; impact of weather on demand, production and transportation; replacement of coal reserves; price volatility and demand, particularly in higher-margin products and in our trading and brokerage businesses; performance of contractors, third-party coal suppliers or major suppliers of mining equipment or supplies; negotiation of labor contracts, employee relations and workforce availability; availability and costs of credit, surety bonds, letters of credit, and insurance; changes in postretirement benefit and pension obligations and funding requirements; availability and access to capital markets on reasonable terms to fund growth and acquisitions; legislative and regulatory developments, including mercury and carbon dioxide-related limitations; the outcome of pending or future litigation; demand for coal in the United States and international power generation and steel production markets; availability and costs of competing energy resources; risks associated with our Btu Conversion or generation development initiatives; global currency exchange and interest rate fluctuation; wars and acts of terrorism or sabotage; political risks, including expropriation; and other risks detailed in the company’s reports filed with the Securities and Exchange Commission (SEC).
This information includes certain non-GAAP financial measures as defined by SEC regulations. We have included reconciliations of these measures to the most directly comparable GAAP measures in this release.
EBITDA (also called Adjusted EBITDA) is defined as income from continuing operations before deducting net interest expense, income taxes, asset retirement obligation expense, and depreciation, depletion and amortization. EBITDA, which is not calculated identically by all companies, is not a substitute for operating income, net income and cash flow as determined in accordance with United States generally accepted accounting principles. Management uses

EBITDA as a key measure of operating performance and also believes it is a useful indicator of its ability to meet debt service and capital expenditure requirements.
Adjusted Income from Continuing Operations and Adjusted EPS are defined as income from continuing operations and diluted earnings per share excluding the impact of the remeasurement of foreign income tax accounts. Management has included these measures because, in management’s opinion, excluding such impact is a better indicator of the company’s ongoing effective tax rate and earnings per share, and is therefore more useful in comparing the company’s results with prior and future periods.

Condensed Income Statements (Unaudited) For the Quarters Ended Sept. 30, 2009, June 30, 2009 and Sept. 30, 2008 and Nine Months Ended Sept. 30, 2009 and 2008
(Dollars in Millions, Except Per Share Data)

	Quarter Ended			Nine Months Ended
	Sept.	June	Sept.	Sept.	Sept.
	2009	2009	2008	2009	2008

Tons Sold (In Millions)	63.5	59.4	65.6	182.4	185.8

Revenues	$1,667.0	$1,338.2	$1,889.6	$4,458.2	$4,667.1
Operating Costs and Expenses	1,261.4	969.2	1,232.9	3,310.2	3,256.4
Depreciation, Depletion and Amortization	108.0	101.2	101.7	305.5	284.4
Asset Retirement Obligation Expense	12.8	9.6	15.5	31.8	31.2
Selling and Administrative Expenses	55.3	46.3	44.2	148.8	138.2
Other Operating (Income) Loss:
Net Gain on Disposal or Exchange of Assets	(2.8)	(10.1)	(4.8)	(16.2)	(67.8)
(Income) Loss from Equity Affiliates	12.0	6.6	3.5	22.7	(2.9)

Operating Profit	220.3	215.4	496.6	655.4	1,027.6
Interest Income	(2.2)	(1.2)	(3.5)	(6.2)	(7.0)
Interest Expense	52.3	48.2	54.4	151.6	171.6

Income from Continuing Operations Before Income Taxes	170.2	168.4	445.7	510.0	863.0
Income Tax Provision:
Provision	34.7	30.7	125.2	96.5	184.7
Remeasurement Expense (Benefit) Related to Foreign Income Taxes	22.3	47.7	(62.7)	69.1	(29.3)

Income Tax Provision	57.0	78.4	62.5	165.6	155.4

Income from Continuing Operations, Net of Income Taxes	113.2	90.0	383.2	344.4	707.6
Income (Loss) from Discontinued Operations, Net of Income Taxes	(2.4)	(8.0)	(11.4)	23.6	(42.1)

Net Income	110.8	82.0	371.8	368.0	665.5
Less: Net Income Attributable to Noncontrolling Interests	4.0	2.8	2.3	12.0	5.7

Net Income Attributable to Common Stockholders	$106.8	$79.2	$369.5	$356.0	$659.8

Diluted Earnings Per Share:

Income (Loss) Attributable to Common Stockholders:
Continuing Operations	$0.41	$0.32	$1.39	$1.23	$2.57
Discontinued Operations	(0.01)	(0.03)	(0.04)	0.09	(0.15)

Net Income Attributable to Common Stockholders	$0.40	$0.29	$1.35	$1.32	$2.42

EBITDA	$341.1	$326.2	$613.8	$992.7	$1,343.2

Adjusted Diluted Earnings Per Share:

Adjusted Income from Continuing Operations:
Continuing Operations	$0.41	$0.32	$1.39	$1.23	$2.57
Remeasurement Expense (Benefit) Related to Foreign Income Taxes	0.08	0.18	(0.23)	0.26	(0.11)

Adjusted Income from Continuing Operations	$0.49	$0.50	$1.16	$1.49	$2.46

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Supplemental Financial Data (Unaudited) For the Quarters Ended Sept. 30, 2009, June 30, 2009 and Sept. 30, 2008 and Nine Months Ended Sept. 30, 2009 and 2008

	Quarter Ended			Nine Months Ended
	Sept.	June	Sept.	Sept.	Sept.
	2009	2009	2008	2009	2008

Revenue Summary (Dollars in Millions)
U.S. Mining Operations	$1,011.1	$975.2	$922.5	$2,950.8	$2,706.0
Australian Mining Operations	537.3	309.0	781.1	1,206.6	1,589.3
Trading and Brokerage Operations	112.9	48.4	181.5	284.8	352.9
Other	5.7	5.6	4.5	16.0	18.9

Total	$1,667.0	$1,338.2	$1,889.6	$4,458.2	$4,667.1

Tons Sold (In Millions)
Midwestern U.S. Mining Operations	7.9	8.3	7.8	24.0	22.9
Western U.S. Mining Operations	42.0	38.7	42.8	121.5	124.3
Australian Mining Operations	6.5	5.0	6.9	15.9	17.6
Trading and Brokerage Operations	7.1	7.4	8.1	21.0	21.0

Total (1)	63.5	59.4	65.6	182.4	185.8

Revenues per Ton — Mining Operations
Midwestern U.S.	$41.72	$40.72	$38.15	$40.82	$36.88
Western U.S. (2)	16.28	16.40	14.59	16.23	14.96
Total — U.S. (2)	20.29	20.71	18.23	20.28	18.38
Australia	82.29	62.06	113.92	75.86	90.13

Operating Costs per Ton — Mining Operations (3)
Midwestern U.S.	$33.18	$31.93	$32.14	$32.16	$31.37
Western U.S.	11.31	12.47	10.96	11.75	10.96
Total — U.S.	14.76	15.92	14.23	15.12	14.15
Australia	65.73	37.57	52.21	56.16	52.22

Gross Margin per Ton — Mining Operations (3)
Midwestern U.S.	$8.54	$8.79	$6.01	$8.66	$5.51
Western U.S. (2)	4.97	3.93	3.63	4.48	4.00
Total — U.S. (2)	5.53	4.79	4.00	5.16	4.23
Australia	16.56	24.49	61.71	19.70	37.91

Operating Profit per Ton	$3.47	$3.63	$7.57	$3.59	$5.53

	Quarter Ended			Nine Months Ended
	Sept.	June	Sept.	Sept.	Sept.
(Dollars in Millions)	2009	2009	2008	2009	2008
EBITDA — U.S. Mining Operations	$275.6	$225.4	$202.6	$751.3	$623.4
EBITDA — Australian Mining Operations	108.2	127.7	423.1	319.1	668.6
EBITDA — Trading and Brokerage Operations	44.2	35.5	52.7	145.2	182.5
EBITDA — Resource Management (4)	3.3	5.6	2.4	13.4	65.9
Selling and Administrative Expenses	(55.3)	(46.3)	(44.2)	(148.8)	(138.2)
Other Operating Costs, Net (5)	(34.9)	(21.7)	(22.8)	(87.5)	(59.0)
EBITDA	341.1	326.2	613.8	992.7	1,343.2
Depreciation, Depletion and Amortization	(108.0)	(101.2)	(101.7)	(305.5)	(284.4)
Asset Retirement Obligation Expense	(12.8)	(9.6)	(15.5)	(31.8)	(31.2)
Operating Profit	220.3	215.4	496.6	655.4	1,027.6
Operating Cash Flows	428.6	39.2	428.2	658.0	692.5
Coal Reserve Lease Expenditures	—	63.8	55.0	123.6	178.5
Capital Expenditures (Excludes Acquisitions)	79.1	58.2	73.7	185.5	201.0

(1)	Metallurgical sales totaled 2.7 million tons, 1.0 million tons, and 2.5 million tons for the three months ended Sept. 30, 2009, June 30, 2009 and Sept. 30, 2008, respectively, and 4.6 million tons and 6.5 million tons for the nine months ended Sept. 30, 2009 and 2008, respectively.

(2)	A favorable effect of a recovery of postretirement healthcare and reclamation costs on revenues per ton and gross margin per ton for the nine months ended Sept. 30, 2008 on the Western U.S. and Total — U.S. Operations amounted to $0.46 and $0.39, respectively.

(3)	Includes revenue-based production taxes and royalties; excludes depreciation, depletion and amortization; asset retirement obligation expense; selling and administrative expenses; and certain other costs related to post-mining activities.

(4)	Includes asset sales, property management costs and revenues, and coal royalty expense.

(5)	Includes Generation Development and Btu Conversion development costs, costs associated with post-mining activities, and income (losses) from equity interests.
This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Condensed Balance Sheets Sept. 30, 2009, June 30, 2009 and Dec. 31, 2008
(Dollars in Millions)

	(Unaudited)	(Unaudited)
	Sept. 30, 2009	June 30, 2009	Dec. 31, 2008
Cash and Cash Equivalents	$790.8	$446.0	$449.7
Receivables, Net	339.8	318.0	382.2
Inventories	357.2	445.3	276.2
Assets from Coal Trading Activities, Net	360.4	448.3	662.8
Deferred Income Taxes	12.5	—	1.7
Other Current Assets	228.4	200.3	198.7

Total Current Assets	2,089.1	1,857.9	1,971.3
Net Property, Plant, Equipment and Mine Development	7,228.2	7,296.9	7,297.3
Investments and Other Assets	542.2	468.3	427.0

Total Assets	$9,859.5	$9,623.1	$9,695.6

Current Maturities of Long-Term Debt	$13.7	$16.4	$17.0
Liabilities from Coal Trading Activities, Net	121.3	147.8	304.2
Deferred Income Taxes	—	4.0	—
Accounts Payable and Accruals	1,188.4	1,143.6	1,535.0

Total Current Liabilities	1,323.4	1,311.8	1,856.2
Long-Term Debt	2,763.2	2,766.2	2,776.6
Deferred Income Taxes	344.9	231.4	20.8
Other Long-Term Liabilities	1,643.3	1,716.3	1,922.5

Total Liabilities	6,074.8	6,025.7	6,576.1
Stockholders’ Equity	3,784.7	3,597.4	3,119.5

Total Liabilities and Stockholders’ Equity	$9,859.5	$9,623.1	$9,695.6

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

Reconciliation of EBITDA to Income from Continuing Operations, Net of Income Taxes (Unaudited)
For the Quarters Ended Sept. 30, 2009, June 30, 2009 and Sept. 30, 2008
and Nine Months Ended Sept. 30, 2009 and 2008
(Dollars in Millions)

	Quarter Ended			Nine Months Ended
	Sept.	June	Sept.	Sept.	Sept.
	2009	2009	2008	2009	2008
EBITDA	$341.1	$326.2	$613.8	$992.7	$1,343.2
Depreciation, Depletion and Amortization	108.0	101.2	101.7	305.5	284.4
Asset Retirement Obligation Expense	12.8	9.6	15.5	31.8	31.2
Interest Income	(2.2)	(1.2)	(3.5)	(6.2)	(7.0)
Interest Expense	52.3	48.2	54.4	151.6	171.6
Income Tax Provision Before Remeasurement of Foreign Income Taxes	34.7	30.7	125.2	96.5	184.7

Adjusted Income from Continuing Operations	135.5	137.7	320.5	413.5	678.3
Remeasurement Expense (Benefit) Related to Foreign Income Taxes	22.3	47.7	(62.7)	69.1	(29.3)

Income from Continuing Operations, Net of Income Taxes	$113.2	$90.0	$383.2	$344.4	$707.6

Reconciliation of EBITDA to Income from Continuing Operations, Net of Income Taxes — 2009 Targets (Unaudited)
(Dollars in Millions, Except Per Share Data)

	Year Ending Dec. 31, 2009
	Targeted Results
	Low	High
EBITDA	$1,200	$1,300
Depreciation, Depletion and Amortization	405	420
Asset Retirement Obligation Expense	41	40
Interest Income	(5)	(7)
Interest Expense	203	201
Income Tax Provision	182	217
Income Attributable to Noncontrolling Interests	12	13

Income from Continuing Operations, Net of Income Taxes	$362	$416

Diluted Earnings Per Share	$1.34	$1.54
Remeasurement Expense Related to Foreign Income Taxes	0.26	0.26

Adjusted Diluted Earnings Per Share	$1.60	$1.80

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.